Exhibit 99.2

PSQ Holdings, Inc. Receives NYSE Notice Regarding Non-Compliance with Continued Listing Standards

WEST PALM BEACH, Fla. — February 17, 2026 — On February 10, 2026, PSQ Holdings, Inc. (NYSE: PSQH) (the “Company”) received written notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE Listed Company Manual (i) Rule 802.01B, relating to the Company’s required minimum total market capitalization over a consecutive 30 trading-day period and minimum stockholders equity, and (ii) Rule 802.01C, relating to the minimum average closing price of the Company’s Class A common stock required over a consecutive 30 trading-day period. The notice does not result in the immediate delisting of the Company’s Class A common stock from the NYSE.

The Company remains focused on continued execution across its platform, including improving unit economics, executing with discipline, strengthening its balance sheet, and reducing cash burn. The Company shared its preliminary fourth quarter and year-end 2025 financial results earlier today, highlighting operating improvements and strengthened cash discipline.

The Company intends to notify the NYSE within 10 business days of its intent to submit a business plan to address its non-compliance with Rule 802.01B and its intent to cure its non-compliance with Rule 802.01C. The Company also intends to respond to the NYSE within 45 days with a business plan that demonstrates compliance with Rule 802.01B within 18 months of receipt of the notice. If the NYSE accepts the business plan, the Company will be subject to quarterly monitoring for compliance with the business plan. If the Company fails to comply with the business plan or the NYSE does not accept the business plan, the NYSE may commence suspension and delisting procedures.

The Company can regain compliance with Rule 802.01C at any time within the six-month cure period if, on the last trading day of any calendar month during the cure period, the Company’s Class A common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. The Company intends to consider available alternatives to regain compliance.

About PSQ Holdings

PSQ Holdings (NYSE: PSQH) is a payments and financial infrastructure company. We build and operate financial infrastructure in highly regulated environments for industries underserved by traditional financial institutions, including businesses, campaigns, and nonprofits that depend on reliable, compliant payment solutions.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts, such as statements relating to the Company’s ability to regain compliance with the NYSE Listed Company Manual, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors which may cause the results of the Company to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed by the Company with the Securities and Exchange Commission. Other unknown or unpredictable factors could also have material adverse effects on the Company’s future results. The forward-looking statements included in this letter are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Investors Contact:

investment@publicsquare.com

Media Contact:

pr@publicsquare.com